Exhibit (a)(1)(A)
TASER INTERNATIONAL, INC.
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR
NEW OPTIONS
THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN TIME, ON DECEMBER 27, 2010, UNLESS WE EXTEND THE
EXCHANGE OFFER.
The Date of this Exchange Offer is November 24, 2010
     TASER International, Inc., a Delaware corporation, and its subsidiaries (“TASER,” the “Company,” “we,” “us,” and “our”), is offering our employees (excluding our executive officers) the opportunity to exchange outstanding options to purchase shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), granted pursuant to the Company’s 1999 Stock Option Plan (the “1999 Plan”), 2001 Stock Option Plan (the “2001 Plan”), and 2004 Stock Option Plan (the “2004 Plan”, and collectively with the 1999 Plan and the 2001 Plan, the “Prior Plans”), that have an exercise price per share greater than $8.00, and that have not expired before the conclusion of the Exchange Offer (as defined below) (collectively, the “Eligible Options”), upon the terms and subject to the conditions of this Offer to Exchange Certain Outstanding Stock Options for Replacement Options (this “Offer to Exchange”) and the related TASER Stock Option Exchange Program Election Form (the “Election Form”) (which, together with any amendments or supplements hereto or thereto, collectively constitute this “Exchange Offer”). As of November 24, 2010, 867,540 Eligible Options are outstanding and eligible for exchange pursuant to this Exchange Offer. Neither our executive officers nor members of our Board of Directors are eligible to participate in the Exchange Offer. In this Offer to Exchange, references to sections are to sections hereof unless otherwise indicated.
     You are eligible to participate in the Exchange Offer if you are employed by us both at the time the Exchange Offer commences and on the date the stock options tendered in the Exchange Offer are canceled and new options (“New Options”) are issued pursuant to TASER’s 2009 Stock Incentive Plan (the “2009 Plan”) to replace them. Unless extended, the Exchange Offer will expire at 11:59, Eastern Time, on December 27, 2010.
     In this document, we use the terms “stock option” and “option” to mean a particular option grant to purchase a specified number of shares of our common stock on or after the vesting date at a specified exercise price per share. You may tender all of your options within a particular grant, or none at all. However, we will not accept a partial tender of Eligible Options within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender for that grant in its entirety.
     The number of New Options that would be issued to an eligible employee in exchange for such employee’s surrender of Eligible Options with an exercise price within a specified range, expressed as a percentage of the number of Eligible Options surrendered for cancelation, is referred to in this Offer to Exchange as the “Exchange Ratio”. The Exchange Offer includes four different Exchange Ratios, based on the exercise prices of the Eligible Options. Each Exchange Ratio was designed to provide for an equitable exchange for employees whose Eligible Options had per share exercise prices within certain ranges. Eligible Options with per share exercise prices between $8 and $14.99 constitute the majority of Eligible Options. For Eligible Options in the $8.00 to $14.99 range, the Exchange Ratio was set to achieve the result that you will realize approximately equal value from exercising either the Eligible Options or New Options if the Company’s stock price reaches the $15.00-$17.00 range. At stock prices less than $15.00, you would generally be better off tendering your Eligible Options for New Options, and at stock prices over $17.00, you would generally be better off keeping your Eligible Options (disregarding any differences between the remaining life of the Eligible Options and the New Options). Please note that nothing herein is intended to constitute guidance with respect to TASER’s future earnings or the future price of our common stock. The Exchange Ratios do not reflect any projections or expectations of the Company, the Board of Directors or our management regarding the future price of our common stock. For Eligible Options with exercise prices between $15 and $30 per share, the Exchange Ratio is intended to provide an equitable ratio allowing Eligible Employees to tender their Eligible Options for New Options, which furthers the Board’s desire to motivate and incentivize our employees currently holding Eligible Options that are significantly out-of-the-money. A modified Exchange Ratio may apply to certain Eligible Options if the per share price of our Common Stock exceeds $5.25 at the time the Exchange Offer expires (the “Modified Exchange Ratio”). We will not issue any fractional New Options. Accordingly, any exchange that would result in a fractional New Option will be rounded down to the nearest whole number of New Options.
     The following table shows the Exchange Ratio (reflecting the proportional number of New Options that would be issued in exchange for each Eligible Option validly tendered in the Exchange Offer) for each range of exercise prices.
Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	60%
$10.00-$14.99	40%
$15.00-$19.99	30%
$20.00 and above	20%
     The following table shows the Modified Exchange Ratios for each range of exercise prices. As described above, these Modified Exchange Ratios will only be in effect if the price of our Common Stock exceeds $5.25 per share at the expiration of the Exchange Offer.
Modified Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	70%
$10.00-$14.99	50%
$15.00-$19.99	30%
$20.00 and above	20%

     If you are eligible to participate in the Exchange Offer, you will receive a list of each of your option grants that are eligible for exchange in the Exchange Offer.
     The New Options to be issued under the Exchange Offer will represent rights to purchase shares of Common Stock at a specified exercise price on future dates when those rights have vested following a required period of continued employment. Stock options issued in the Exchange Offer will be completely unvested at the time they are issued. This is the case even though substantially all of the Eligible Options are fully vested. The New Options will vest in equal installments over a 36-month period commencing on the grant date, so long as the eligible employee continues to be employed by us. A participant in the Exchange Offer will generally forfeit any New Options he or she receives that remain unvested at the time his or her employment with us terminates for any reason. The options will have a term of 10 years from the date of grant, subject to earlier expiration in connection with termination of employment.
     Participation in the Exchange Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Exchange Offer, you will not receive New Options pursuant to the Exchange Offer and your Eligible Options will remain outstanding according to their existing terms and conditions.
     If you want to exchange your Eligible Options, you must notify TASER of your election before the Exchange Offer expires. You may notify TASER of your election as described in Section 5 of Part III (“Procedures for Tendering Options”) of this Exchange Offer.
     Copies of the option exchange program documents have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit), and are available by contacting Dan Behrendt, Chief Financial Officer, at (480) 905-2002 or via email at dan@taser.com.
     To inform yourself about our offer, you should:
•	Read this whole document and all related attachments, including, the Election Form, the Notice of Withdrawal, the Prior Plans and the form of stock option agreement;

•	Consider the questions and answers in the attached Summary Term Sheet; and

•	If you have further questions about the Exchange Offer, send an email to dan@taser.com or call Dan Behrendt, TASER’s Chief Financial Officer, at (480) 905-2002.
     We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal. The Exchange Offer is not conditioned on a minimum number of stock options being tendered for exchange or upon a minimum number of Eligible Employees electing to participate in the Exchange Offer. The Exchange Offer is, however, subject to conditions that we describe in Section 8 (“Conditions of the Exchange Offer”) of Part III of this document.
     Shares of our common stock are quoted on the NASDAQ Global Select Market under the symbol “TASR”. On November 22, 2010, the per-share closing price of our Common Stock on the NASDAQ Global Select Market was $4.10. We recommend that you obtain current market prices for our common stock before deciding whether to exchange your Eligible Options.

IMPORTANT NOTICE
     Although our Board of Directors has approved the Exchange Offer, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should tender your Eligible Options for exchange. Also, TASER has not authorized any person to make any recommendation on its behalf as to whether or not you should participate in the Exchange Offer.
     You must make your own decision as to whether or not to exchange your Eligible Options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 (“Additional Information”) of Part III of this document, any official question and answer session organized by TASER, or any other authorized communications from TASER generally made available to Eligible Employees, as no other representations or information have been authorized by us. We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the Exchange Offer.
     The New Options we are offering may end up being worth less than your Eligible Options. In evaluating the Exchange Offer, you should keep in mind that the future performance of TASER and our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market, the performance of our business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”). In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010, each of which has been filed with the SEC and is available free of charge on the SEC’s website at www.sec.gov.
     The statements in this document concerning the Eligible Options, the 2009 Plan and the New Options are summaries of the material terms but are not complete descriptions of the Eligible Options, the 2009 Plan, or the New Options. The stock plans under which the Eligible Options were granted, the New Options and the forms of award agreements have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit). See Section 18 (“Additional Information”) of Part III of this document for additional information regarding the Schedule TO.
     This Exchange Offer is not being made to, and we will not accept any election to exchange Eligible Options from or on behalf of, option holders in any jurisdiction in which our making the Exchange Offer or accepting any tendered Eligible Options is illegal. We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort we cannot comply with such law, the Exchange Offer will not be made to the option holders residing in such jurisdiction.
     NEITHER THE SEC NOR ANY STATE OR NON-U.S. SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW OPTIONS OR THE EXCHANGE OFFER OR PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

I. SUMMARY TERM SHEET
     The following are answers to some questions about the Exchange Offer. The answers are summaries and do not describe all of the details of the Exchange Offer. You should read all of this document, the Election Form, the Notice of Withdrawal, our TASER International, Inc. 2009 Stock Incentive Plan (the “2009 Plan”) and the form of stock option agreement, because they contain the full details of the Exchange Offer and the terms of the new stock options, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.
     References in this document to “TASER,” the “Company,” “we,” “us” and “our” mean TASER International, Inc., and references to the time “the Exchange Offer expires” mean 11:59 p.m., Eastern Time, on December 27, 2010 , or, if we extend the Exchange Offer period, any later date and/or time that we specify. References to the “Offer to Exchange” mean this document and its appendices. References to the “Exchange Offer” or the “program” mean the stock option exchange described in this Offer to Exchange. References to dollars (“$”) are to United States dollars.
HOW THE STOCK OPTION EXCHANGE PROGRAM WORKS
1.	What is the Exchange Offer?
     The Exchange Offer is not a one-for-one exchange. Beginning on November 24, 2010 and ending at 11:59 p.m., Eastern Time, on December 27, 2010, unless we extend the Exchange Offer, each eligible employee (described in Question 2 below) will be given the opportunity to exchange Eligible Options (described in Question 6 below) for a lesser number of new stock options with a new term and a new exercise price equal to the fair market value of a share of our common stock at the completion of the Exchange Offer (the “New Options”). The number of New Options an eligible employee will receive in exchange for his or her Eligible Options will be determined by the “Exchange Ratio” or “Modified Exchange Ratio” (described in Question 10 below). New Options will be subject to a new vesting schedule (described in Question 11 below), even if the options tendered in the exchange program currently are fully vested.
2.	Am I eligible to participate?
     Only “Eligible Employees” may participate in the Exchange Offer. Generally, you are eligible to participate in the Exchange Offer if you are employed by us both at the time the Exchange Offer commences and on the date the stock options tendered in the Exchange Offer are canceled and New Options are issued to replace them. Executive officers and members of the Board of Directors are not eligible to participate in the Exchange Offer (See Section 1 of Part III.)
3.	What is a stock option?
     A stock option is the right to purchase shares of stock at a specified price per share, regardless of the actual market price of the stock at the time the option is exercised after rights have vested following a period of employment. Typically, the specified “exercise” price is the fair market value of a share of our common stock on the date the stock option is granted. Due to subsequent market fluctuations, at any given time after the stock option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the exercise price of the stock option. When the market price is greater than the exercise price of the stock option (otherwise known as an “in-the-money” stock option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at an exercise price that is less than the prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” stock option) generally would not exercise the stock option. The stock options eligible for exchange under this program currently are “out-of-the-money.”
4.	What happens if my employment terminates before tendered options are canceled?
     If you tender Eligible Options for exchange under the Exchange Offer, but your employment with TASER terminates for any reason before the tendered options are canceled and New Options are issued, then your tender will automatically be deemed withdrawn and you will not participate in the Exchange Program. You will retain your outstanding options in accordance with their current terms and conditions, and subject to the terms of the Prior Plans and our standard policy, you may exercise them during a limited period of time following your termination of service in terms to the extent that they are vested.
5.	Which stock options may I exchange?
     Only “Eligible Options” may be exchanged under this program. Eligible Options are those outstanding, unexercised stock options having an exercise price per share that is equal to or greater than $8.00. To determine which of your stock option grants are eligible for exchange, you should review the list of your Eligible Option grants with an exercise price equal to or greater than $8.00 which are therefore eligible for exchange. (See Section 3 of Part III.) If you would like a list of your Eligible Options, please contact Dan Behrendt, Chief Financial Officer, at (480) 905-2002 or via email at dan@taser.com.
6.	If I participate, what will happen to my current stock options?
     Each Eligible Option that you elect to exchange under this program will be canceled promptly following the expiration of the Exchange Offer, and you will no longer have those options available for exercise. Each Eligible Option grant you do not elect for exchange will remain outstanding and subject to its existing exercise price and terms and conditions. (See Section 7 and Section 8 of Part III.)
7.	I have more than one Eligible Option grant. Do I have to exchange all of them in order to participate?
     No. You may exchange your Eligible Option grants on a grant-by-grant basis or none at all. However, we will not accept a partial tender of Eligible Options within a particular grant. For purposes of the Exchange Offer, “stock option” or “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender for that grant in its entirety. (See Section 3 of Part III.)
8.	May I tender a partially vested stock option?
     Yes. Although substantially all of the Eligible Options are fully vested, your Eligible Options do not need to be fully vested in order for you to participate in the Exchange Offer. However, if you choose to tender a particular outstanding Eligible Option grant, you must tender the entire Eligible Option grant, both the vested and unvested portions.

9.	May I tender a stock option that I have already exercised in full?
     No. The Exchange Offer pertains only to outstanding Eligible Options. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for the Exchange Offer. If you have exercised an Eligible Option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly initiated an exercise prior to the date the Exchange Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.
10.	If I participate, what are the exchange ratios, and how many New Options will I receive?
     The number of New Options that would be issued to an Eligible Employee in exchange for such employee’s surrender of Eligible Options with an exercise price within a specified range, expressed as a percentage of the number of Eligible Options surrendered for cancelation, is referred to in this Offer to Exchange as the “Exchange Ratio”. The Exchange Offer includes four different Exchange Ratios, based on the exercise prices of the Eligible Options. Each Exchange Ratio was designed to provide for an equitable exchange for employees whose Eligible Options had per share exercise prices within certain ranges. Eligible Options with per share exercise prices between $8 and $14.99 constitute the majority of Eligible Options. For Eligible Options in the $8.00 to $14.99 range, the Exchange Ratio was set to achieve the result that you will realize approximately equal value from exercising either the Eligible Options or New Options if the Company’s stock price reaches the $15.00-$17.00 range. At stock prices less than $15.00, you would generally be better off tendering your Eligible Options for New Options, and at stock prices over $17.00, you would generally be better off keeping your Eligible Options (disregarding any differences between the remaining life of the Eligible Options and the New Options). Please note that nothing herein is intended to constitute guidance with respect to TASER’s future earnings or the future price of our common stock. The Exchange Ratios do not reflect any projections or expectations of the Company, the Board of Directors or our management regarding the future price of our common stock. For Eligible Options with exercise prices between $15 and $30 per share, the Exchange Ratio is intended to provide an equitable ratio allowing Eligible Employees to tender their Eligible Options for New Options, which furthers the Board’s desire to motivate and incentivize our employees currently holding Eligible Options that are significantly out-of-the-money. A modified Exchange Ratio may apply to certain Eligible Options if the per share price of our Common Stock exceeds $5.25 at the time the Exchange Offer expires (the “Modified Exchange Ratio”). We will not issue any fractional New Options. Accordingly, any exchange that would result in a fractional New Option will be rounded down to the nearest whole number of New Options.
     In the event that TASER’s common stock price is $5.25 per share or less at the expiration of the Exchange Offer, the following table illustrates the Exchange Ratio for each range of exercise prices.
Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	60%
$10.00-$14.99	40%
$15.00-$19.99	30%
$20.00 and above	20%
     For example, if an eligible employee tenders 100 Eligible Options with an exercise price of $10.25, the eligible employee will receive 40 New Options with an exercise price equal to the closing price of our common stock at the completion of the Exchange Offer.

     In the event that TASER’s stock price exceeds $5.25 at the expiration of the Exchange Offer, certain options will be entitled to a modified Exchange Ratio (the “Modified Exchange Ratio”) as detailed below in Part III, Section 3 (“The Exchange Offer”). The Modified Exchange Ratios are as follows:
Modified Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	70%
$10.00-$14.99	50%
$15.00-$19.99	30%
$20.00 and above	20%
     The Exchange Ratios were determined by our Compensation Committee shortly before the beginning of the Exchange Offer. The methodology used to establish the Exchange Ratios is described above.
     Depending on the assumptions used to value your Eligible Options and New Options, it is possible the value of your New Options may be more or less than the value of your Eligible Options. The Exchange Ratios were established as of November 22, 2010, prior to the commencement of the Exchange Offer. The actual value of the Eligible Options and the New Options cannot be known until after the expiration of the Exchange Offer. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific Eligible Options you currently hold and other applicable risk factors.
11.	When will my New Options vest?
     The New Options received in exchange for Eligible Options will be subject to a new vesting schedule, which will provide that the New Options will be unvested on the date of the exchange and will require 36 months of continued service with us in order to fully vest. This is the case even if the exchanged options were fully vested on the date of the exchange. The New Options will vest in equal installments over a 36-month period commencing on the date of grant.
     Only a whole number of New Options will vest in any period. Any fractional New Option that would otherwise vest will be carried over to the next vesting period. (See Section 10 of Part III.)
12.	What will I receive when my New Options vest?
     When your New Options vest, you will have the right to purchase shares of our common stock at an exercise price per share equal to the fair market value of our common stock at the completion of the Exchange Offer. Stock options issued in the Exchange Offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with us.
13.	What is the source of the common stock that will be issued under my New Options?
     The shares of TASER common stock underlying the New Options will be issued under the 2009 Plan. We will not reuse all of the shares underlying the Eligible Options that are tendered in the Exchange Offer to issue New Options. Any Eligible Options originally granted under the 1999 Plan (which Plan expired pursuant to its terms on December 31, 2000) that are tendered and canceled will no longer be available for additional grants (whether as New Options or otherwise). Any Eligible Options originally granted under the 2001 Plan that are tendered and canceled will be available for new grants under the 2001 Plan in accordance with such plan’s terms. Any Eligible Options originally granted under the 2004 Plan that are tendered and canceled will be available for new grants under the 2009 Plan in accordance with the terms of the 2009 Plan. Shares subject to New Options that are granted under the 2009 Plan and later forfeited or canceled before being exercised will become available for issuance pursuant to the terms and conditions of the 2009 Plan.
14.	What happens if my employment terminates before all of my New Options vest?
     You will generally forfeit any New Options that are not vested on the date your employment with TASER terminates for any reason. Any shares of common stock that you hold as a result of the exercise of your New Option while you are an employee of TASER are yours to keep even after you leave TASER.
     If you believe you may resign before the New Options vest, you should carefully consider whether or not to participate in the Exchange Offer. Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your vested options for a period of time after your service ends (as specified in your stock option agreement and the applicable stock option plan). If you participate in the Exchange Offer, the options you elect to exchange will be canceled and you will generally forfeit New Options that have not vested at the time your service ends. (See Section 10 of Part III.)
15.	If I participate, when will I receive my new stock option agreement?
     New Options will be granted promptly following the expiration of the Exchange Offer in exchange for all properly tendered Eligible Options.
16.	Will my New Options ever expire?
     Yes. The New Options will have a term of 10 years from the new grant date, subject to earlier expiration in the event of termination of your employment.
17.	Are there risks that I should consider in deciding whether to exchange my options?
     Yes. Exchanging your Eligible Options for New Options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Exchange Offer”).
18.	What happens if TASER’s stock price increases or decreases during the Exchange Offer?
     If our stock price increases during the Exchange Offer, the exchange ratio could be modified as described above in Question 10; also you may want to exercise some of your options or even decide that you do not want to participate in the Exchange Offer. As described in detail below, you may receive more or less shares for your current options depending on the Company’s common stock price at the close of the Exchange Offer on December 27, 2010. If you want to exercise any of your options that may be eligible for exchange and still participate in the Exchange Offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election to participate, you cannot exercise Eligible Options you have elected to exchange unless you first withdraw your previous election. If you withdraw and then exercise some of your Eligible Options and want to exchange the rest, you can do so by again following the procedures in Section 5 of Part III.

19.	Why should I consider participating in the Exchange Offer?
     The decision to participate in the Exchange Offer must be each Eligible Employee’s personal decision. In evaluating the Exchange Offer, you should keep in mind that the future performance of TASER and our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market, the performance of our business and other risk factors and uncertainties set forth in our filings with the SEC. You should also consider the number of New Options you receive in exchange for Eligible Options, the exercise price of the New Options, the vesting schedule and the remaining term of your current options.
     Again, you should keep in mind that, if you choose to participate in the Exchange Offer and receive New Options, you will be exchanging stock options that have in substantially all cases already vested in full for New Options that will be unvested at grant and will vest in full after 36 months, subject to your continued employment with us. (See Question 12.)
20.	Are there conditions to the Exchange Offer?
     Yes. The Exchange Offer is subject to a number of conditions that are described in Section 8 of Part III. The Exchange Offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders participating in the Exchange Offer. Participation in the Exchange Offer is completely voluntary.
BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER
21.	Why is TASER making the Exchange Offer?
     TASER’s Board of Directors has determined that it is in our best interests and the best interests of our shareholders to authorize the stock option exchange program to increase the retentive and motivational value of certain outstanding stock option grants to our employees. We have granted stock options to certain of our employees consistent with the view that long-term compensation should align our employees’ interests with the interests of our stockholders. While our employees’ compensation packages include a number of different components, we believe equity compensation is for certain employees one of the key components as it encourages employees to work toward our success and provides a means by which those employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention of employees. Because the Eligible Options are currently underwater, we are lacking a significant component of our compensation strategy. Eligible Employees who choose to participate in the Exchange Offer will receive New Options with an exercise price based on the fair market value of our common stock at the completion of the exchange and will have an opportunity to benefit from future increases in the price of our common stock. The New Options will also provide an ongoing performance incentive for our employees to work towards improving our business because the New Options will only have value if our common stock price increases. Additionally, the Exchange Offer is expected to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value. (See Section 4 of Part III.)
22.	Why did TASER choose to offer this exchange for New Options rather than repricing Eligible Options?
     Our Board of Directors considered a variety of alternatives to address the issues of the stock option overhang and the significant number of out-of-the-money options. Ultimately, the Board determined that by exchanging stock options according to the terms of the Exchange Offer, we will reduce the number of shares currently reserved for issuance in connection with outstanding equity awards, thereby reducing potential dilution to our stockholders. (See Section 4 of Part III.)
23.	If I have already held my options through the required vesting periods, why are there additional vesting requirements on the New Options?
     Two of the principal purposes of our equity programs are to align the interests of our employees with those of our stockholders and to retain the services of these employees. We believe that anything shorter than the vesting schedule described in Question 11 will not adequately further these objectives. You should carefully consider the risks of exchanging vested options for New Options. (See Questions 18 and 20.)
24.	Will there be additional equity grants in the future?
     Our Board of Directors and its Compensation Committee periodically evaluate our compensation programs. At this time, the Board and Compensation Committee believe that equity compensation forms an important component of our compensation programs and they intend to periodically evaluate future equity awards for certain employees.
25.	Is it likely that an offer similar to this one will be made in the future?
     While our Board and Compensation Committee evaluate TASER’s compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your Eligible Options in accordance with the terms of the Exchange Offer (including the expiration date stated in this Offer to Exchange), you may not have another similar opportunity.
26.	Does our Board of Directors have a recommendation about the Exchange Offer?
     Our Board of Directors is not making a recommendation about the Exchange Offer. Although the Compensation Committee of the Board and our Board of Directors have approved this Exchange Offer, they recognize that the decision to participate in the Exchange Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the Compensation Committee, nor our Board of Directors are making a recommendation as to whether or not to accept this Exchange Offer.
27.	Is there any information regarding TASER that I should be aware of?
     Yes. Your decision to participate in the Exchange Offer should take into account the factors described in this Offer to Exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010. In addition, before making your decision to tender your Eligible Options, you should carefully review the information about TASER discussed in Part II (“Certain Risks of Participating in the Exchange Offer”) and in Section 11 of Part III (“Information Concerning TASER International, Inc.”) of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

DURATION OF THE EXCHANGE OFFER
28.	How long will the Exchange Offer remain open? Can the Exchange Offer be extended, and if so, how will I know if it is extended?
     This offer begins on November 24, 2010 and is scheduled to expire at 11:59 p.m., Eastern Time on December 27, 2010. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 16 of Part III.)
29.	If the Exchange Offer is extended, how will the extension affect the date on which New Options will be granted?
     If we extend the Exchange Offer and you elect to participate in it, you must properly tender your Eligible Option grants you wish to exchange before the expiration of the extended Exchange Offer period. Your properly tendered Eligible Options will be accepted and cancelled, and your award of New Options will be granted promptly following the extended expiration.
HOW TO ELECT TO PARTICIPATE IN THE EXCHANGE OFFER
30.	What do I need to do to participate in the Exchange Offer?
     To properly elect to exchange your Eligible Options, you must notify TASER of your election before 11:59 p.m., Eastern Time, on the expiration date, which is currently December 27, 2010. Please complete, sign, date and return the Election Form and deliver it to Dan Behrendt, Chief Financial Officer, according to the instructions contained in the Election Form so that we receive it before the Exchange Offer expires. If you would like a hard copy of the Election Form, please contact Dan Behrendt, Chief Financial Officer, at (480) 905-2002 or request via email at dan@taser.com.
31.	Do I have to return the Election Form or any other document if I do not want to exchange my Eligible Options?
     No. You do not have to return any documents to us if you do not wish to exchange your Eligible Options. If you do not return an executed Election Form, you will not participate in the option exchange program. The Exchange Offer is completely voluntary, and there are no penalties for electing not to participate in the Exchange Offer.
32.	If I elect to exchange my Eligible Options by submitting an electronic election or an executed Election Form, can I later change my mind?
     Yes, but only within the Exchange Offer period. If you decide to participate in the Exchange Offer and later change your mind, you may withdraw the election you submitted at any time before the Exchange Offer expires by any of the methods described in this Offer to Exchange. (See Section 6 of Part III.) Your election to withdraw must be received by us before the Exchange Offer expires.
     If you then decide to make a new election, you must submit a new election by any of the methods described in this Offer to Exchange before the Exchange Offer expires. (See Section 6 of Part III.)

33.	Will TASER accept all Eligible Options tendered for exchange?
     We intend to accept all options that are properly tendered for exchange unless the Exchange Offer is terminated. If we terminate the Exchange Offer without accepting options for exchange, we will communicate this to you by 9:00 a.m., Eastern Time on the first business day after the Exchange Offer expires (i.e., if the expiration date is December 27, 2010, this communication will be no later than 9:00 a.m., Eastern Time on December 28, 2010). The communication may be made orally, by written or electronic notice or by public announcement. (See Section 7 and Section 16 of Part III.)
34.	What happens to my Eligible Options if I do not accept the Exchange Offer or if my options are not accepted for exchange?
     Nothing. If you do not elect to participate in the Exchange Offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any New Options. The Exchange Offer will not result in any changes to the terms of your current options. (See Section 5 of Part III.)
35.	What if I am out of the office on leave of absence during the Exchange Offer period?
     If you will be on a leave of absence during any portion of the Exchange Offer period, you may request that copies of the Election Form be mailed to your home address. Please call Dan Behrendt, Chief Financial Officer, at (480) 905-2002, or email your request to dan@taser.com. It is your responsibility to contact TASER to obtain the election materials if you will be out of the office for an extended time during the Exchange Offer period. If you do not submit an executed Election Form, you will not participate in the option exchange program.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
36.	Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the Exchange Offer?
     We believe the exchange of Eligible Options should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Employees who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state and local tax consequences of participating in the Exchange Offer. See Section 15 (“Material U.S. Federal Income Tax Consequences”) for additional information regarding the U.S. federal income tax consequences of participating in the Exchange Offer.
HOW TO GET MORE INFORMATION
37.	Who can I talk to if I have questions about the Exchange Offer?
     For additional information or assistance, you should either call Dan Behrendt at (480) 905-2002 or email him at dan@taser.com.
     In addition to these resources, we also plan to arrange for question and answer sessions about this exchange program. These sessions will not be a solicitation or make any recommendations whatsoever with respect to the Exchange Offer. However, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the Exchange Offer. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

II. CERTAIN RISKS OF PARTICIPATING IN THE EXCHANGE OFFER
     Participation in the Exchange Offer involves a number of potential risks, including those described below. The risks identified in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, highlight the material risks of participating in the Exchange Offer. Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Exchange Offer. We strongly recommend that you read the rest of this Offer to Exchange.
ECONOMIC RISKS
If you exchange Eligible Options for New Options in the Exchange Offer and your employment with us terminates before the New Options fully vest, you will likely forfeit any unvested portion of your new options and have a limited period to exercise any vested portion.
     If you elect to participate in the Exchange Offer, none of the New Options you receive will be vested on the date of grant, even if all or a portion of your Eligible Options are already vested. New Options will be subject to a 36-month vesting period with vesting to occur in equal installments over the 36-month period beginning on the grant date. In addition, the term of each New Option will be 10 years, subject to earlier expiration upon termination of employment. Generally, if you cease to be employed by us, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Exchange Offer and your employment with us terminates before the New Options fully vest, you will forfeit the entire unvested portion of your New Options. In addition, even vested options will generally expire before their term in the event of your termination of employment.
If the trading price of our common stock increases in the future, the realized value of your New Options might be worth less than the realized value of Eligible Options that you surrendered in the Exchange Offer.
     Because the Exchange Offer is not based on a one-for-one Exchange Ratio with respect to the Eligible Options, it is possible that in the future the Eligible Options that you currently hold could be economically more valuable than the New Options granted pursuant to the Exchange Offer. For example, if you exchange an Eligible Option exercisable for 1,000 shares with an exercise price of $10.25 per share and a remaining term of three years, and our stock price at the completion of the Exchange offer is less than $5.25, you will receive a New Option exercisable for 400 shares. Assume, for illustrative purposes only, that the exercise price of your New Option is $5.00 per share and that in three years the trading price of our common stock has increased to $15.00 per share. Under this example, if you had retained and exercised your Eligible Option and then sold the subject shares at $15.00 per share, you would have realized a pre-tax gain of $4,750.00. If you exchanged your Eligible Option and exercised, and sold the shares subject to, your New Option, however, you would realize a pretax gain of only $4,000.00.
If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the New Options that you receive in exchange for them.
     We cannot predict the market price of our stock. It is possible over time that options you tender for exchange could have had a greater value or lesser value than the New Options you receive under the Exchange Offer.

     We may engage in transactions in the future with business partners or other companies or significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and that could significantly affect the market price of our common shares.
We will not grant New Options to you if we are prohibited by applicable laws, rules, regulations or policies.
     Even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or NASDAQ listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting New Options. In such a situation, we would rescind the acceptance of your tendered Eligible Options, and you would retain your Eligible Options subject to their existing terms.
TAX-RELATED RISKS
General
     We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your Eligible Options. If you elect to exchange your Eligible Options, we believe you will not recognize any income at the time your New Options are granted. Your New Options will be non-qualified stock options for U.S. federal income tax purposes. Upon exercise of a New Option, you will generally be subject to income and employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. The subsequent sale of the shares acquired upon exercise of a New Option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.
     You should review Section 15 of Part III (“Material U.S. Federal Income Tax Consequences”) carefully for a more detailed discussion of the potential income tax consequences of participating in the Exchange Offer. We recommend that you consult with your personal tax advisor with respect to the tax consequences relating to your specific circumstances before deciding whether or not to participate in the Exchange Offer.
BUSINESS-RELATED RISKS
     For a description of risks related to TASER’s business, please see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010.

III. THE EXCHANGE OFFER
Section 1. Eligibility.
     Individuals are eligible to participate in the Exchange offer if they are employed by us at the time the Exchange Offer commences and on the date on which the Eligible Options are cancelled and new stock options (the “New Options”) are issued to replace them (“Eligible Employees”). Individuals who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the Exchange Offer. Executive officers and members of our Board of Directors are not eligible to participate in the Exchange Offer.
Section 2. Exercise Price.
     The Exchange Offer will remain open for at least 20 business days after it is commenced. The New Options will be granted promptly following the conclusion of the Exchange Offer. All New Options will have an exercise price equal to the per share closing price of our common stock on the NASDAQ Global Select Market on the grant date for the New Options, which we anticipate will be the trading day immediately following the date on which the Exchange Offer is completed.
Section 3. Number of New Options; Expiration Date.
     We are offering Eligible Employees the opportunity to exchange their outstanding stock options to purchase our common stock, par value $0.00001 per share, that have a per share exercise price equal to or greater than $8.00 for a lesser number of New Options. The New Options will be non-qualified stock options for U.S. federal income tax purposes. We refer in the Exchange Offer to option grants with a per share exercise price that is equal to or greater than $8.00 as Eligible Options (the “Eligible Options”). The Exchange Offer is subject to the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal.
     The New Options to be issued in the Exchange Offer will represent rights to purchase shares of our common stock at a specified exercise price on future dates when those rights have vested following a required period of employment. Options issued in the Exchange Offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with us. (See “Source and Amount of Consideration; Terms of New Options” in Section 10.) A participant in the Exchange Offer will generally forfeit any New Options he or she receives that remain unvested at the time his or her employment with us terminates for any reason. The New Options will have a term of 10 years from the new grant date, subject to earlier expiration in connection with termination of employment. The New Options will be granted under the 2009 Plan, and will be subject to the terms and conditions of the 2009 Plan and a stock option agreement between TASER and the eligible employee.
     The total number of shares of our common stock currently reserved for issuance under the 2009 Plan is 7,012,600 shares, of which 5,064,066 shares were outstanding and 1,609,728 shares were available for future issuance as of September 30, 2010. We are not able to predict how many or which Eligible Employees will exchange their Eligible Options.

     Assuming that all of these Eligible Options are exchanged for New Options and our stock price at the completion of the Exchange offer is less than $5.25, the maximum number of New Options to be granted at the completion of the Exchange Offer is as follows:

		Maximum Number of
		New Options
Per Share Exercise Price of Eligible Options	Eligible Options	to be Issued
$8.00-$9.99	525,225	315,135
$10.00-$14.99	239,521	95,808
$15.00-$19.99	59,294	17,788
$20.00 and above	43,500	8,700
     In the Exchange Offer, you may exchange your Eligible Option grants on a grant-by-grant basis or none at all. However, we will not accept a partial tender of Eligible Options within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender for that grant in its entirety.
     The number of New Options that would be issued to an Eligible Employee in exchange for such employee’s surrender of Eligible Options with an exercise price within a specified range, expressed as a percentage of the number of Eligible Options surrendered for cancelation, is referred to in this Offer to Exchange as the “Exchange Ratio”. The Exchange Offer includes four different Exchange Ratios, based on the exercise prices of the Eligible Options. Each Exchange Ratio was designed to provide for an equitable exchange for employees whose Eligible Options had per share exercise prices within certain ranges. Eligible Options with per share exercise prices between $8 and $14.99 constitute the majority of Eligible Options. For Eligible Options in the $8.00 to $14.99 range, the Exchange Ratio was set to achieve the result that you will realize approximately equal value from exercising either the Eligible Options or New Options if the Company’s stock price reaches the $15.00-$17.00 range. At stock prices less than $15.00, you would generally be better off tendering your Eligible Options for New Options, and at stock prices over $17.00, you would generally be better off keeping your Eligible Options (disregarding any differences between the remaining life of the Eligible Options and the New Options). Please note that nothing herein is intended to constitute guidance with respect to TASER’s future earnings or the future price of our common stock. The Exchange Ratios do not reflect any projections or expectations of the Company, the Board of Directors or our management regarding the future price of our common stock. For Eligible Options with exercise prices between $15 and $30 per share, the Exchange Ratio is intended to provide an equitable ratio allowing Eligible Employees to tender their Eligible Options for New Options, which furthers the Board’s desire to motivate and incentivize our employees currently holding Eligible Options that are significantly out-of-the-money. A modified Exchange Ratio may apply to certain Eligible Options if the per share price of our Common Stock exceeds $5.25 at the time the Exchange Offer expires (the “Modified Exchange Ratio”). We will not issue any fractional New Options. Accordingly, any exchange that would result in a fractional New Option will be rounded down to the nearest whole number of New Options.

     In the event that TASER’s common stock price is $5.25 per share or less at the expiration of the Exchange Offer, the following table illustrates the Exchange Ratio for each range of exercise prices.
Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	60%
$10.00-$14.99	40%
$15.00-$19.99	30%
$20.00 and above	20%
     For example, if an eligible employee tenders 100 Eligible Options with an exercise price of $10.25, the eligible employee will receive 40 New Options with an exercise price equal to the closing price of our common stock at the completion of the Exchange Offer.
     In the event that TASER’s stock price exceeds $5.25 at the expiration of the Exchange Offer, certain options will be entitled to a modified Exchange Ratio (the “Modified Exchange Ratio”) as follows:
Modified Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	70%
$10.00-$14.99	50%
$15.00-$19.99	30%
$20.00 and above	20%
     We will not issue any fractional New Options. Accordingly, any exchange that would result in a fractional New Option will be rounded down to the next whole number of New Options. For example, if a participant elects to exchange an Eligible Option grant to purchase 148 shares of our Common Stock at $21.00 per share, that participant would receive stock options to purchase a total of 29 shares of our Common Stock (i.e., 148 multiplied by the Exchange Ratio of 20% for stock options with an exercise price above $20.00).
     This offer will expire at 11:59 p.m., Eastern Time, on December 27, 2010 unless we, in our sole discretion, extend the period of time during which the Exchange Offer will remain open. If we extend the period of time during which the Exchange Offer remains open, the term “expiration date” will mean the latest time and date at which the Exchange Offer expires. See Section 16 of Part III (“Extension of Exchange Offer; Termination; Amendments”) for a description of our rights to extend, delay, terminate and/or amend the Exchange Offer.
Section 4. Purpose of the Exchange Offer.
     We have granted stock options to certain employees consistent with the view that long-term compensation should align our employees’ interests with the interests of our shareholders. While our employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which these employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention and recruiting of employees. Because the Eligible Options are currently underwater, we are lacking a significant component of our compensation strategy.

     Many of our employees view equity as a significant component of their overall compensation. However, because the Eligible Options are significantly underwater, many of our employees may believe that these Eligible Options have little, if any, value. These underwater Eligible Options are no longer an effective means of retaining our key employees. The Board of Directors believes that the Company currently faces a risk of employees departing for other opportunities unless we recapture the potential value of their outstanding equity incentives.
     In addition, under the Exchange Offer, participants will receive fewer New Options than the number of shares reserved for issuance under the Eligible Options that are canceled in the exchange. Therefore, the number of shares of our common stock currently reserved for issuance in connection with all outstanding equity awards will be reduced, thereby reducing our option overhang.
     Our Board of Directors considered a variety of alternatives to address the significant number of out-of-the-money options and the issue of the stock option overhang. Ultimately, the Board determined that by exchanging stock options according to the terms of the Exchange Offer, we will reduce the number of shares of stock currently reserved for issuance in connection with all outstanding equity awards, thereby reducing potential dilution to our stockholders, while providing Eligible Employees with new at-the-money stock options, thereby creating a stronger incentive for employees to contribute to our growth and success and continue their service with TASER.
     Our Board of Directors is not making a recommendation about the Exchange Offer. Although the Compensation Committee and the Board of Directors have approved the Exchange Offer, they recognize that the decision to participate in the Exchange Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the Compensation Committee, nor the Board of Directors is making a recommendation as to whether or not you should participate in the Exchange Offer.
Section 5. Procedures for Tendering Options.
Proper Tender of Options.
     To properly elect to exchange your Eligible Options, you must notify TASER of your election before 11:59 p.m., Eastern Time, on the expiration date, which is currently December 27, 2010. Your election will be effective as of the date and time we receive it. It is your responsibility to ensure that your election is received by us before the Exchange Offer expires.
     To be timely, your election must be RECEIVED by us before the Exchange Offer expires by one of the methods described below.
Via Electronic Delivery:
     You may email your executed Election Form to Dan Behrendt, Chief Financial Officer, at dan@taser.com.
Via Facsimile:
     Fax your executed Election Form to TASER International, Inc., Attn: Dan Behrendt, Chief Financial Officer at (480) 515-6302.

Via Regular Mail, Overnight Courier or Hand Delivery:
     Send your executed Election Form by mail or overnight courier, or hand deliver an executed Election Form, to TASER International, Inc., 17800 N. 85th Street, Scottsdale, Arizona 85255, Attn: Dan Behrendt, Chief Financial Officer.
     You do not need to return your stock option agreements in order to effectively elect to accept our Exchange Offer.
     If you send to TASER an executed Election Form, we intend to confirm receipt of your executed Election Form within three business days of our receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that TASER has properly received your completed forms.
     You are not required to submit an election. However, if TASER does not receive your election at or before 11:59 p.m., Eastern Time, on the expiration date, which is currently December 27, 2010, we will interpret this as your election not to participate in the Exchange Offer, and you will retain all of your outstanding options with their current terms.
     Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election”.
     The method of delivery of your election is at your election and risk. Your election will be effective upon receipt by us by any of the methods described above in this section. In all cases, you should allow sufficient time to ensure we receive your election before the Exchange Offer expires. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.
     Copies of the option exchange program documents are available by request to Dan Behrendt, Chief Financial Officer, at (480) 905-2002 or email dan@taser.com.
Determination of Validity; Rejection of Tendered Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.
     We will determine, in our sole discretion, all questions as to the number of shares subject to Eligible Options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any Eligible Options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the Eligible Options for exchange. We may waive any defect or irregularity in a submitted election. No Eligible Options will be deemed properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.
Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.
     If you elect to exchange your Eligible Options, you are accepting the terms and conditions of the Exchange Offer. If we accept the Eligible Options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to Exchange and the Election Form. If you submit your election electronically, you will be deemed to have signed the Notice of Election with respect to the Eligible Options that you have elected to exchange.

Subject to our rights to extend, delay, terminate and/or amend the Exchange Offer, we currently expect that we will accept promptly after the expiration of the Exchange Offer all properly tendered Eligible Options that have not been validly withdrawn.
Effect of Exchange on Eligible Options.
     If you elect to exchange your Eligible Options and we accept those options for exchange, effective on our acceptance, the Eligible Options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. New Options will be granted promptly following the expiration of the Exchange Offer in exchange for all properly tendered Eligible Options. All New Options will be granted under the 2009 Plan, and will be subject to the terms and conditions of the 2009 Plan and a New Option agreement between you and TASER.
     If you do not elect to exchange your Eligible Options or you properly withdraw a previously submitted election and do not submit another election before the Exchange Offer expires, you will not participate in the Exchange Offer with respect to such options and you will retain your Eligible Options at their current exercise price(s) and subject to their existing terms.
Questions About the Exchange Offer.
     You can ask questions about the Exchange Offer or request assistance by contacting Dan Behrendt, Chief Financial Officer, at (480) 905-2002 or via email at dan@taser.com. Using this email address, you can obtain additional copies of the Exchange Offer documents and copies of the Election Form and Notice of Withdrawal at Withdrawal Rights and Change of Election.
Section 6. Withdrawal Rights and Change of Election.
     You may withdraw your tendered Eligible Options or change your election only in accordance with the provisions of this Section 6.
     If you previously elected to exchange Eligible Options for New Options by submitting an electronic election or an executed Election Form and you would like to withdraw your election to exchange your Eligible Option grants, you must notify TASER of your withdrawal. TASER must receive your withdrawal before 11:59 p.m., Eastern Time, on December 27, 2010, unless the Exchange Offer is extended, in which case your withdrawal must be received before the extended expiration of the Exchange Offer. Your withdrawal will be effective as of the date and time we receive it. It is your responsibility to ensure that your withdrawal is received by TASER by the expiration of the Exchange Offer.
     We expect to accept and cancel all properly tendered Eligible Options promptly following the expiration of the Exchange Offer.
     If your service with TASER terminates prior to the cancellation of options tendered pursuant to the Exchange Offer, your tender will be considered automatically withdrawn. If automatically withdrawn, you may be able to exercise those options to the extent they are vested at the time of your termination of service, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.
     Please note that, just as you may not tender only a part of your Eligible Options within a particular grant, you may also not withdraw your election with respect to only part of that grant. Accordingly, if you elect to withdraw only a portion of a previously tendered Eligible Option within a particular grant, you will be deemed to have withdrawn your election with respect to all of the Eligible Options within that particular grant.
     To be timely, your withdrawal must be RECEIVED by TASER before the Exchange Offer expires by one of the methods described below:
Via Electronic Delivery:
     You may email your executed Notice of Withdrawal to Dan Behrendt, Chief Financial Officer, at dan@taser.com.
Via Facsimile:
     Fax your executed Notice of Withdrawal to TASER International, Inc., Attn: Dan Behrendt, Chief Financial Officer at (480) 515-6302.
Via Regular Mail, Overnight Courier or Hand Delivery:
     Send your executed Notice of Withdrawal by mail or overnight courier, or hand deliver an executed Election Form, to TASER International, Inc., 17800 N. 85th Street, Scottsdale, Arizona 85255, Attn: Dan Behrendt, Chief Financial Officer.
     You do not need to return your stock option agreements in order to effectively elect to accept our Exchange Offer.
     If you send an executed Notice of Withdrawal, we intend to confirm receipt of your executed Notice of Withdrawal within three business days of our receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your Notice of Withdrawal before the Exchange Offer expires.
     If you later decide to make a new election to tender your Eligible Options in the Exchange Offer, you must submit a new election by following the instructions in Section 5. Please see Section 5 for contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal. The last election or withdrawal received by TASER before the Exchange Offer expires will be binding, and you will not be permitted to make any further elections or withdrawals after the Exchange Offer expires.
     You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those options by submitting a new electronic election or a properly completed and executed Election Form before the Exchange Offer expires.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt of Notices of Withdrawal and new Election Forms. Our determinations of these matters will be final and binding.
     Copies of the option exchange program documents are available by request to Dan Behrendt, Chief Financial Officer, at (480) 905-2002, or email your request to, at dan@taser.com.

     The method of delivery of your withdrawal is at your election and risk. Your withdrawal will be effective upon receipt by us by any of the methods described above. In all cases, you should allow sufficient time to ensure we receive it before the Exchange Offer expires. We intend to confirm our receipt of your submitted withdrawal within three business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your withdrawal.
Section 7. Acceptance of Stock Options for Exchange and Issuance of New Options.
     Upon the terms and subject to the conditions of the Exchange Offer and promptly following the expiration date, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn before the Exchange Offer expires. All Eligible Options accepted by us pursuant to the Exchange Offer will be canceled as of the date and time of acceptance, and you will no longer have any rights under those options. New Options will be granted as of the date and time of our acceptance.
     We will not accept a partial tender of an Eligible Option within a particular grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender for that grant in its entirety. (See Section 3 of Part III.) However, you may tender the remaining portions of Eligible Option grants that you have partially exercised.
     All New Options will be granted under the 2009 Plan and will be subject to the terms and conditions of the stock option agreement between you and TASER. The form of stock option agreement is filed as an exhibit to our Tender Offer Statement on Schedule TO. If you do not elect to exchange your Eligible Options or you properly withdraw a previously submitted election and do not submit another election before the Exchange Offer expires, you will not participate in the Exchange Offer with respect to your Eligible Options and you will retain your Eligible Options subject to their existing terms.
     If you are not an eligible employee at TASER on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and the Exchange Offer will not affect the terms of your existing options.
     It is possible that, prior to the cancellation of Eligible Options tendered for exchange and the grant of New Options, we might effect or enter into an agreement for a merger or other similar transaction in which TASER is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the Exchange Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the Exchange Offer, in which case your Eligible Options and your rights under them will remain intact subject to all of their existing terms.
Section 8. Conditions of the Exchange Offer.
     Subject to the rules of the SEC and notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange any options and may terminate or amend the Exchange Offer or postpone the acceptance of any tendered Eligible Options, if at any time on or after commencement of the Exchange Offer and before the expiration date of the Exchange Offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our judgment makes it inadvisable to proceed with the Exchange Offer or with acceptance for exchange:
•	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted,

entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:
o	make the acceptance for exchange of, or the issuance of New Options for, some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the Exchange Offer;

o	delay or restrict our ability, or render us unable, to accept for exchange, or issue stock options for, some or all of the tendered Eligible Options;

o	materially impair (such as by increasing the accounting or other costs of the Exchange Offer to us) the contemplated benefits of the Exchange Offer to us or Eligible Employees as further described in Section 4 (“Purpose of the Exchange Offer”) above; or

o	materially and adversely affect the business, condition (financial or other), income, operations or prospects of us, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;
•	there has occurred:
o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

o	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

o	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would negatively affect the extension of credit by banks or other lending institutions in the United States;

o	any significant and adverse change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that would, in our reasonable judgment, have a material and adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

o	any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

o	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

o	any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Exchange Offer;
•	a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:
o	any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act (the “Exchange Act”)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Exchange Offer expires);

o	any person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Exchange Offer expires has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of their respective assets or securities.
If any of the above events occur, we may:
•	terminate the Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Offer expires;

•	amend the terms of the Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.
     The conditions of the Exchange Offer are for our benefit. We may assert them at our sole discretion before the Exchange Offer expires. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 9. Price Range of Our Common Stock.
Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “TASR”. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock.

	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$14.06	$8.90
Second Quarter	$10.27	$4.99
Third Quarter	$7.48	$5.01
Fourth Quarter	$6.94	$2.68
Fiscal Year Ended December 31, 2009
First Quarter	$5.74	$3.12
Second Quarter	$5.40	$4.05
Third Quarter	$5.58	$4.21
Fourth Quarter	$4.67	$3.97
Fiscal Year Ending December 31, 2010
First Quarter	$7.88	$4.41
Second Quarter	$5.97	$3.79
Third Quarter	$4.62	$3.52
Fourth Quarter (through November 22, 2010)	$4.61	$3.61
     On November 22, 2010, the closing price per common share as reported by the NASDAQ Global Select Market was $4.10.
     Our common stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and may to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market can experience extreme price and volume fluctuations that have adversely affected the market valuations of many companies, and that have often been unrelated or disproportionate to the operating performance or financial condition of these companies.
     We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.
Section 10. Source and Amount of Consideration; Terms of New Options.
Consideration.
     The number of New Options that would be issued to an eligible employee in exchange for such employee’s surrender of Eligible Options with an exercise price within a specified range, expressed as a percentage of the number of Eligible Options surrendered for cancelation, is referred to in this Offer to Exchange as the “Exchange Ratio”. The Exchange Offer includes four different Exchange Ratios, based on the exercise prices of the Eligible Options. Each Exchange Ratio was designed to provide for an equitable exchange for employees whose Eligible Options had per share exercise prices within certain ranges. Eligible Options with per share exercise prices between $8 and $14.99 constitute the majority of Eligible Options. For Eligible Options in the $8.00 to $14.99 range, the Exchange Ratio was set to achieve the result that you will realize approximately equal value from exercising either the Eligible Options or New Options if the Company’s stock price reaches the $15.00-$17.00 range. At stock prices less than $15.00, you would generally be better off tendering your Eligible Options for New Options, and at stock prices over $17.00, you would generally be better off keeping your Eligible Options (disregarding any differences between the remaining life of the Eligible Options and the New Options). Please note that nothing herein is intended to constitute guidance with respect to TASER’s future earnings or the future price of our common stock. The Exchange Ratios do not reflect any projections or expectations of the Company, the Board of Directors or our management regarding the future price of our common stock. For Eligible Options with exercise prices between $15 and $30 per share, the Exchange Ratio is intended to provide an equitable ratio allowing Eligible Employees to tender their Eligible Options for New Options, which furthers the Board’s desire to motivate and incentivize our employees currently holding Eligible Options that are significantly out-of-the-money. A modified Exchange Ratio may apply to certain Eligible Options if the per share price of our Common Stock exceeds $5.25 at the time the Exchange Offer expires (the “Modified Exchange Ratio”). We will not issue any fractional New Options. Accordingly, any exchange that would result in a fractional New Option will be rounded down to the nearest whole number of New Options.
     In the event that TASER’s common stock price is $5.25 per share or less at the expiration of the Exchange Offer, the following table illustrates the Exchange Ratio for each range of exercise prices.
Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	60%
$10.00-$14.99	40%
$15.00-$19.99	30%
$20.00 and above	20%
     For example, if an eligible employee tenders 100 Eligible Options with an exercise price of $10.00, the eligible employee will receive 40 New Options with an exercise price equal to the closing price of our common stock at the completion of the Exchange Offer.
     In the event that TASER’s stock price exceeds $5.25 at the expiration of the Exchange Offer, certain options will be entitled to a Modified Exchange Ratio. The Modified Exchange Ratios are as follows:
Modified Exchange Ratios — New Options Issued as a Percentage of Eligible Options Tendered

Exercise Price of Eligible Options	Exchange Ratio
$8.00-$9.99	70%
$10.00-$14.99	50%
$15.00-$19.99	30%
$20.00 and above	20%
     All Eligible Options were granted under the Prior Plans. The Company is not offering to exchange any options granted under the 2009 Plan. Any Eligible Options originally granted under the 1999 Plan (which Plan expired pursuant to its terms on December 31, 2000) that are tendered and canceled will no longer be available for additional grants (whether as New Options or otherwise). Any Eligible Options originally granted under the 2001 Plan that are tendered and canceled will be available for new grants under the 2001 Plan in accordance with such plan’s terms. Any Eligible Options originally granted under the 2004 Plan that are tendered and canceled will be available for new grants under the 2009 Plan in accordance with the terms of the 2009 Plan. Shares subject to New Options that are granted under the 2009 Plan and later forfeited or canceled before being exercised will become available for issuance pursuant to the 2009 Plan. For a detailed discussion of the number of New Options to be issued in connection with the Exchange Offer, please see Section 3 above.
Terms of the New Options.
     The New Options granted in the Exchange Offer will be granted under the 2009 Plan and will be subject to the terms and conditions of a stock option agreement between you and TASER. If you do not elect to exchange your Eligible Options or you properly withdraw a previously submitted election and do not submit another election before the Exchange Offer expires, you will not participate in the Exchange Offer with respect to your Eligible Options and you will retain your Eligible Options subject to their existing terms. The following description of the New Options to be granted under the 2009 Plan is a summary of the material terms of these awards.
     Important Note: The description below of the 2009 Plan and the New Options to be granted in the Exchange Offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2009 Plan and the applicable form of stock option agreement evidencing the New Options. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit).
     In addition, please note that your stock option agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the Exchange Offer.
•	General. As of September 30, 2010, there were approximately 1,600,000 shares of our common stock available for grant under the 2009 Plan. The 2009 Plan permits an appointed committee (the “Committee”) of our Board of Directors to grant awards of stock options.

•	Purpose. The purpose of the 2009 Plan is to advance the interests of the Company and its stockholders by enhancing the Company’s ability to attract and retain qualified persons to perform services for the Company, by providing incentives to such persons to put forth maximum efforts for the Company and by rewarding persons who contribute to the achievement of the Company’s economic objectives.

•	Administration. The 2009 Plan is generally administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the 2009 Plan, the Compensation Committee selects the individuals eligible to be granted awards under the 2009 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares subject to each award and all of the terms and conditions of each award. The Compensation Committee has the authority to interpret the 2009 Plan and to make all other determinations relating to the 2009 Plan.

•	Nature of New Options. The New Options to be issued under the Exchange Offer are rights to purchase shares of our common stock at a specified exercise price on future dates when those rights have vested following a required period of employment. New Options issued in the Exchange Offer will be completely unvested at the time they are granted and will become vested on the basis of your continued employment with TASER. You will generally forfeit any stock options received that remain unvested at the time your employment with us terminates for any reason. The New Options will have a term of 10 years from the new grant date, subject to earlier expiration in connection with termination of employment.

•	Vesting. The New Options received in exchange for Eligible Options will be subject to a new vesting schedule which will primarily provide that the New Options will be unvested on the date of the exchange. The New Options will vest over a 36 month period in equal installments commencing on the grant date. If your service to us is terminated before all of the New Options have vested, you will generally forfeit any New Options that remain unvested at that time. The vesting schedules for New Options granted to participants in all countries will be the same. Only a whole number of New Options will vest in any period. Any fractional New Option that would otherwise vest will be carried over to the next vesting period.
     If you are a participant in the Exchange Offer, and we are acquired by another company after we accept and cancel your tendered options and grant you New Options, any unvested New Options will immediately vest and any shares received pursuant to vested New Options would be treated in the same manner as all other shares of TASER common stock outstanding at the time of the merger or acquisition transaction.
•	Delivery of Common Shares. Upon exercise, stock options will be settled, on a one-to-one basis, by issuance of shares of our common stock to the participant, subject to our withholding a number of whole shares necessary to satisfy any required withholding.

•	Termination of Service. In the event a participant in the Exchange Offer ceases to be a service provider to TASER at any time prior to the vesting of the participant’s New Options, all of such participant’s New Options which are unvested at the time of termination of service generally will be forfeited to TASER and canceled.

•	Transfer Restrictions. Until they have vested and the stock options have been exercised, your stock options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

•	Adjustments Upon Certain Events. Subject to any required action by our stockholders, in the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence, proportionate adjustments will be made in the number of New Options, as determined by the 2009 Plan administrator.

•	Amendment or Termination of the 2009 Plan. Subject to certain conditions in the 2009 Plan, the Board of Directors has the authority to amend or terminate the 2009 Plan at any time.

•	Registration of Shares. The shares of TASER common stock that may be issued pursuant to any New Options granted in connection with the exchange have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC. Unless you are considered an

“affiliate” of TASER, you will generally be able to sell the vested shares you purchase pursuant to your New Options free of any transfer restrictions under applicable United States securities laws.

•	Tax Consequences. If you are a U.S. resident, you should refer to Section 15 (“Material U.S. Federal Income Tax Consequences”) below for a discussion of the material U.S. federal income tax consequences with respect to the grant of New Options under the Exchange Offer. Please consult with your personal tax advisor to discuss these consequences.
Section 11. Information Concerning TASER International, Inc.
     General. TASER International, Inc. is incorporated in the State of Delaware. Our principal executive offices are located at 17800 N. 85th Street, Scottsdale, Arizona 85255, USA, and our telephone number at that address is (480) 905-2000.
     TASER was founded in 1993. TASER International’s products Protect Life, Protect Truth, and Protect Family with a variety of innovative products. Our industry-leading Electronic Control Devices (ECDs) are used worldwide by law enforcement, military, correctional, professional security, and personal protection markets. TASER devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement/correctional officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for law enforcement officers and suspects. Our new line of AXON/EVIDENCE.COM products provide law enforcement, medical, military, correctional, and professional security markets with the ability to capture, record, and upload video from a user’s perspective and safely store it for future use. Our newest venture, Protector, endeavors to expand our reach further to protect families. Through groundbreaking technology, we provide parents and families with the ability to reduce dangerous situations and provide for a more safe, stable family. In the ordinary course of business, we regularly engage in, evaluate, and expect to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, and (ii) investments in new businesses. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals and are not engaged in negotiations that relate to or are currently likely to result in:
•	a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from the NASDAQ Global Select Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.
     We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of the Exchange Offer.
     Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Part II, Item 8 of TASER’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009, and Part I, Item 1 of TASER’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2010, which are incorporated herein by reference. (See Section 18.)
SUMMARY FINANCIAL INFORMATION
OF TASER INTERNATIONAL, INC.

	Year Ended		Nine Months Ended
	December 31, 2009	December 31, 2008	September 30, 2010	September 30, 2009
Summary of consolidated statements of operations:
Net Sales	$104,251,560	$92,845,490	$64,048,507	$69,748,635
Income (loss) before taxes	$91,373	$6,943,304	$(5,084,650)	$(7,140,617)
Net income (loss)	$(1,106)	$3,637,041	$(4,187,472)	$(4,367,179)
Net income (loss per share):
Basic	$(0.00)	$0.06	$(0.07)	$(0.07)
Diluted	$(0.00)	$0.06	$(0.07)	$(0.07)

	September 30,	December 31,	December 31,
	2010	2009	2008
Summary of consolidated balance sheets:
Total current assets	$83,304,656	$85,885,246	$91,598,715
Property and equipment, net	$33,111,506	$38,673,065	$27,128,032
Total current liabilities	$11,080,211	$13,784,853	$10,956,199
Total stockholders’ equity	$117,413,417	$117,701,196	$112,526,262
Stockholders’ equity (book value) per share	$1.88	$1.89	$1.82
     For information regarding the accounting consequences of the Exchange Offer, see Section 13.

Section 12. Interests of Directors and Officers; Transactions and Arrangements Concerning the New Options.
     Members of our Board of Directors and executive officers of the Company are not eligible to participate in the Exchange Offer.
Section 13. Status of Options Accepted by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer.
     Any Eligible Options originally granted under the 1999 Plan (which Plan expired pursuant to its terms on December 31, 2000) that are tendered and canceled will no longer be available for additional grants (whether as New Options or otherwise). Any Eligible Options originally granted under the 2001 Plan that are tendered and canceled will be available for new grants under the 2001 Plan in accordance with such plan’s terms. Any Eligible Options originally granted under the 2004 Plan that are tendered and canceled will be available for new grants under the 2009 Plan in accordance with the terms of the 2009 Plan. Shares subject to New Options that are granted under the 2009 Plan and later forfeited or canceled before being exercised will become available for issuance pursuant to the 2009 Plan.
     Under FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), to the extent the fair value of each grant of New Options exceeds the fair value of the Eligible Options surrendered for exchange, this excess will be recognized by us as compensation expense. Because substantially all of the Eligible Options are fully vested, there is no material remaining unrecognized expense relating to the surrender of the Eligible Options. This incremental expense, which we estimate will be $250,000 in the aggregate, will be recognized ratably over the vesting period of the New Options in accordance with the requirements of ASC 718. In the event that any of the New Options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized.
Section 14. Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or New Options as described in the Exchange Offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options and to issue New Options in exchange for tendered Eligible Options is subject to the conditions described in Section 8 (“Conditions of the Exchange Offer”) above.
Section 15. Material U.S. Federal Income Tax Consequences.
     The following is a description of the material U.S. federal income tax consequences of the Exchange Offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, become exercisable or vest.
     We recommend that you consult with your personal tax advisor to discuss the consequences of participating in the Exchange Offer under state, local and U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.
     Tax Consequences to Participants. The grant of an option creates no tax consequences for a participant at the time of grant. Generally, upon exercising an option, the participant must recognize ordinary income equal to the difference between the exercise price and the market value of the stock on the date of the exercise.
     The treatment of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held.
     With respect to other awards granted under the Plan that are settled either in cash or in our shares or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the market value of shares or other property received. With respect to awards that are settled in common shares or other property that are restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier. Before the time the shares become transferable or not subject to substantial risk of forfeiture, any dividends received by the participant are treated as additional compensation.
     Tax Consequences to TASER. To the extent that a participant recognizes ordinary income in the circumstances described above, we are entitled to a corresponding deduction provided that, among other things, the income:
•	Meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code; and

•	Is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.
     Section 162(m) of the Internal Revenue Code provides an exception to this limitation for performance-based compensation. To be considered performance-based compensation, the compensation must be earned consistent with criteria approved by our shareholders in 2007, including the management objectives, annual maximum limits, and eligible employees.
Section 16. Extension of Exchange Offer; Termination; Amendments.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 8 (“Conditions of the Exchange Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer to terminate or amend the Exchange Offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 8 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Exchange Offer.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 8 has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect.
     Amendments to the Exchange Offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 p.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Exchange Offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of the Exchange Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.
     If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the Exchange Offer following a material change in the terms of the Exchange Offer or information concerning the Exchange Offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):
•	we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

•	we change the type of options eligible to be tendered for exchange in the Exchange Offer; or

•	we increase the number of options eligible to be tendered for exchange in the Exchange Offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the Exchange Offer immediately prior to the increase.
     A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
Section 17. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to exchange their Eligible Options under the Exchange Offer.

Section 18. Additional Information.
     With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your Eligible Options. We are subject to the informational filing requirements of the Exchange Act and, in accordance with that act, are obligated to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:
•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the periods ending March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed with the SEC on February 18, 2010, April 12, 2010, April 23, 2010, June 1, 2010 and June 25, 2010 (other than the portions of these documents deemed to be furnished);

•	our definitive proxy statement for our 2010 annual meeting of stockholders; and

•	the description of our common stock contained in the TASER’s Registration Statement on Form 8-A, together with any other amendments or reports filed for the purpose of updating such description;
and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the SEC’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and our website at http://www.taser.com.
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “TASR”.
     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to TASER International, Inc., Attn: Dan Behrendt, Chief Financial Officer, 17800 N. 85th Street, Scottsdale, Arizona 85255, USA.
     As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Exchange about TASER should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous; Forward Looking Statements.
     We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will Eligible Options be accepted from Eligible Employees residing in such jurisdiction.
     Portions of this Offer (including information incorporated by reference) include “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward- looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this document and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this document or in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We make no commitment, and disclaim any duty, to update or revise any forward—looking statements to reflect future events or changes in these expectations. These forward—looking statements include statements concerning our intention to complete the Exchange Offer and our intentions with respect to future equity awards. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS ABOVE AND CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO ACCEPT THE EXCHANGE OFFER WITH RESPECT TO YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND IN THE RELATED OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY TASER.
November 24, 2010
TASER International, Inc.

APPENDIX A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
OF
TASER INTERNATIONAL, INC.

Name	Positions and Offices Held
Thomas P. Smith	Chairman of the Board of Directors
John S. Caldwell	Director
Micheal Garnreiter	Director
Mark W. Kroll	Director
Judy Martz	Director
Matthew R. McBrady	Director
Richard H. Carmona	Director
Hadi Partovi	Director
Patrick W. Smith	Chief Executive Officer, Director
Douglas E. Klint	President and General Counsel
Daniel M. Behrendt	Chief Financial Officer
     The address of each director and executive officer is c/o TASER International, Inc., 17800 N. 85th Street, Scottsdale, Arizona 85255, USA. The telephone number for each director and executive officer is (480) 991-0797.